Product supplement no. 90-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-1300501 Dated July 26, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Return Notes Linked to the JPMorgan Commodity Investable Global Asset Rotator Excess Return

General

  JPMorgan Chase & Co. may offer and sell return notes linked to the JPMorgan Commodity Investable Global Asset Rotator Excess Return from time to time. This product supplement no. 90-I describes terms that will apply generally to the return notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to the JPMorgan Commodity Investable Global Asset Rotator Excess Return as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-30.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Underlying or any of its component sub-indices.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying:

The JPMorgan Commodity Investable Global Asset Rotator Excess Return (“Commodity-IGAR” or the “Underlying”).

Commodity-IGAR was developed and is maintained by J.P. Morgan Securities Ltd. to implement a momentum-based algorithmic strategy for commodity allocations. Commodity-IGAR references the value of a synthetic portfolio selected from a limited universe of commodity sub-indices, each of which is a component of the S&P GSCITM Index (“S&P GSCITM”) and is intended to serve as a benchmark value for a particular commodity.

Historical performance data for each sub-index is run through Commodity-IGAR algorithms on a monthly basis. The algorithms test each sub-index’s performance and consistency. The performance test filters out sub-indices that have not demonstrated one-year appreciation, and the consistency test filters out sub-indices that have not demonstrated consistent positive monthly performance over a one-year period, attributing greater weight to more recent monthly periods.

Up to twelve sub-indices that pass both tests are selected for inclusion in the synthetic portfolio until the next monthly rebalancing. The selected sub-indices are each weighted one-twelfth. If more than twelve sub-indices pass both tests, the twelve best-performing sub-indices are included in the synthetic portfolio. If fewer than twelve sub-indices meet the selection criteria, the balance of the synthetic portfolio is deemed uninvested. The value of Commodity-IGAR is the value of the synthetic portfolio, less a deemed calculation agency fee deducted daily at an annual rate of 0.96%.

The value of Commodity-IGAR is published each trading day under the Bloomberg ticker symbol “CMDTYER”.

The description of the underlying Commodity-IGAR strategy and methodology included in this product supplement no. 90-I is based on rules formulated by J.P. Morgan Securities Ltd. (the “Rules”). The Rules are attached as Addendum A to this product supplement.

Payment at Maturity:

Payment at maturity will reflect the performance of the Underlying plus an Additional Amount, which will be set forth in the relevant terms supplement and may be zero. As a result, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows, unless otherwise specified in the relevant terms supplement:

$1,000 x (1 + Underlying Return) + Additional Amount

You will lose some or all of your investment at maturity (other than the Additional Amount) if the Underlying Return is negative.

Additional Amount:	An amount set forth in the relevant terms supplement, which may be equal to, but will not be less than, zero.
Underlying Return:

Unless otherwise specified in the relevant terms supplement:

Ending Underlying Value – Initial Underlying Value (or Strike Value, if applicable)
Initial Underlying Value (or Strike Value, if applicable)

Initial Underlying Value:

The Underlying closing value on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing values on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.

Ending Underlying Value:

The Underlying closing value on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing values on each of the Ending Averaging Dates.

Strike Value:

The relevant terms supplement may specify a starting value other than the Initial Underlying Value to be used for calculating the Underlying Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Value, equal to 95% of the Initial Underlying Value, shall be used to calculate the Underlying Return.

Underlying closing value:

Unless otherwise specified in the relevant terms supplement, the value of the Underlying or any Successor Underlying or alternative calculation of the Underlying described under “JPMorgan Commodity Investable Global Asset Rotator Excess Return — Discontinuation of the Underlying; Alteration of Method of Calculation” at the time of daily final publication for the Underlying or Successor Underlying, as applicable.

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Underlying Valuation Date(s):

The Ending Underlying Value will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Underlying Valuation Dates in this product supplement. Any Underlying Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 90-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

July 26, 2007

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 90-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 90-I and with respect to JPMorgan Chase & Co. This product supplement no. 90-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational material of ours. The information in the relevant terms supplement, this product supplement no. 90-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 90-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 90-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 90-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 90-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 90-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 90-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 90-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 90-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 90-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 90-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 90-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 90-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of Return Notes Linked to the JPMorgan Commodity Investable Global Asset Rotator Excess Return.

General

       The Return Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the JPMorgan Commodity Investable Global Asset Rotator Excess Return (“Commodity-IGAR” or the “Underlying”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity (other than the Additional Amount). Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Underlying calculated in accordance with the formula set forth below and the Additional Amount.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 90-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

       The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Underlying Valuation Date is postponed as described below.

       The amount you will receive at maturity will reflect the performance of the Underlying plus an Additional Amount. As a result, at maturity, you will receive an amount, unless otherwise specified in the relevant terms supplement, calculated as follows:

$1,000 x (1 + Underlying Return) + Additional Amount

PS-1

       The “Additional Amount” will be specified in the relevant terms supplement, and could be equal to, but will not be less than, zero.

       Unless otherwise specified in the relevant terms supplement, the “Underlying Return,” as calculated by the calculation agent, is the percentage change in the Underlying closing value, calculated by comparing the Underlying closing value on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing value on each of the Ending Averaging Dates (the “Ending Underlying Value”), to the Underlying closing value on the pricing date or such other date or dates as specified in the relevant terms supplement, or to the arithmetic average of the Underlying closing values on each of the Initial Averaging Dates, if so specified in the relevant terms supplement (the “Initial Underlying Value”) or to an Underlying value other than the Initial Underlying Value as specified in the relevant terms supplement (the “Strike Value”). The relevant terms supplement will specify the manner in which the Initial Underlying Value, or Strike Value, as applicable, and the Ending Underlying Value is determined. The Underlying Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Underlying Return =	Ending Underlying Value – Initial Underlying Value (or Strike Value, if applicable) Initial Underlying Value (or Strike Value, if applicable)

       The “Underlying closing value” on any trading day will equal the value of the Underlying or any Successor Underlying (as defined below) or alternative calculation of the Underlying described under “The JPMorgan Commodity Investable Global Asset Rotator Excess Return — Discontinuation of the Underlying; Alteration of Method of Calculation” at the time of daily final publication, or close of trading on the relevant exchange or market for the Underlying or Successor Underlying, as applicable.

       A “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

       “Relevant exchange” means any organized exchange or market of trading for any futures contract the value of which is referenced in any constituent sub-index.

       The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Underlying closing value for the Initial Averaging Date on such date in accordance with the formula for and method of calculating the Underlying closing value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the value of the commodity futures contracts underlying constituents of the Commodity-IGAR synthetic portfolio, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the value that would have prevailed but for the suspension or limitation or non-trading day) on such tenth scheduled business day for the constituents most recently constituting the Commodity-IGAR.

PS-2

       The Underlying Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Underlying Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Underlying Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Underlying Valuation Date be postponed more than ten business days following the date originally scheduled to be such Underlying Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Underlying Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Underlying closing value for the Underlying Valuation Date on such date in accordance with the formula for and method of calculating the Underlying closing value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the value of the commodity futures contracts underlying constituents of the Commodity-IGAR synthetic portfolio, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the value that would have prevailed but for the suspension or limitation or non-trading day) on such tenth scheduled business day for the constituents most recently constituting the Commodity-IGAR.

       The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Underlying Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Underlying Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

       We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

PS-3

RISK FACTORS

       Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity (other than the Additional Amount). Investing in the notes is not equivalent to investing directly in the Underlying or any of the component sub-indices of the Underlying. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

       The notes do not pay interest and may not return any of your investment, other than the Additional Amount. The amount payable at maturity will reflect the performance of the Underlying plus an Additional Amount, and will be determined pursuant to the terms described in this product supplement no. 90-I and the relevant terms supplement. If the Ending Underlying Value has decreased as compared to the Initial Underlying Value, you may lose some or all of your investment in the notes, although in all cases you will receive the Additional Amount at maturity.

Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in Commodity-IGAR.

       Market prices of the commodity options futures contracts underlying the constituent sub-indices that compose Commodity-IGAR tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may affect the level of the constituent sub-indices and the value of Commodity-IGAR in varying ways, and different factors may cause the value of different commodities included in Commodity-IGAR, and the commodity futures contracts of their prices, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Commodity-IGAR.

       Commodity-IGAR provides one avenue for exposure to commodities. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio. However, commodities investments may fluctuate independently of stock and bond investments, rendering moderate exposure a method of obtaining overall portfolio diversification.

Commodity-IGAR lacks an operating history and may perform in unanticipated ways.

       Commodity-IGAR was established on September 15, 2006, and therefore lacks historical performance. Any back-testing or similar analysis in respect of Commodity-IGAR must be considered illustrative only and may be based on estimates or assumptions not used by the calculation agent when determining Commodity-IGAR values. Past performance should not be considered indicative of future performance.

The reported level of the Commodity-IGAR will include the deduction of a hypothetical COMIGAR Calculation Agent Fee.

       One way in which Commodity-IGAR differs from a typical index is that its daily reported level includes a deduction from the aggregate values of its constituents of a hypothetical COMIGAR Calculation Agent Fee assessed at an annual rate of 0.96%. This hypothetical fee is deducted daily and calculated based on an actual/360 accrual basis. As a result of the deduction of this amount, the value of Commodity-IGAR will trail the value of a hypothetical identically constituted synthetic portfolio from which no such amount is deducted.

PS-4

An investment in the notes carries the risks associated with Commodity-IGAR’s momentum investment strategy.

       Commodity-IGAR employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on consistent positive market price trends based on the supposition that consistent positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components. Commodity-IGAR strategy may fail to realize gains that could occur as a result of holding a commodity that has experienced price declines, but after which experiences a sudden price spike. Further, the rules of Commodity-IGAR limit exposure to rapidly appreciating sub-indices. This is because Commodity-IGAR rebalances its exposure to sub-indices each month so that the exposure to any one sub-index does not exceed one-twelfth of the total synthetic portfolio as of the time of a monthly rebalancing. By contrast, a synthetic portfolio that does not rebalance monthly in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating sub-index.

       No assurance can be given that the investment strategy used to construct Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket that might be constructed from the constituent sub-indices. Furthermore, because the rules of Commodity-IGAR limit the synthetic portfolio to holding only to sub-indices that have shown consistent positive price appreciation, the synthetic portfolio may experience periods where it holds few or no sub-indices, and therefore is unlikely during such periods to achieve returns that exceed the returns realized by other investment strategies or be able to capture gains from other appreciating assets in the market that are not included in the universe of constituent sub-indices.

Suspension or disruptions of market trading in the commodity and related options futures markets may adversely affect the value of Commodity-IGAR, and therefore the value of the notes.

       The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the constituent sub-indices and, therefore, the value of Commodity-IGAR.

Commodity-IGAR may perform poorly during periods characterized by short-term volatility.

       Commodity-IGAR’s strategy is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, Commodity-IGAR may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

PS-5

Higher future prices of the commodity futures contracts underlying the constituent sub-indices relative to their current prices may affect the value of Commodity-IGAR and the value of the notes.

       The constituent sub-indices are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the constituent sub-indices approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the constituent sub-indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the constituent sub-indices and thus the value of Commodity-IGAR and the value of notes linked to Commodity-IGAR.

Some of the potential constituent sub-indices will be subject to pronounced risks of pricing volatility.

       As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity. In respect of sub-indices that represent energy, it should be noted that due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages.

There may be potential conflicts between your interests and those of JPMorgan Chase & Co., the COMIGAR Calculation Agent and other affiliates of ours.

       We and our affiliates play a variety of roles in connection with the notes linked to Commodity-IGAR, including acting as COMIGAR Calculation Agent and hedging our obligations under such notes. In performing these duties, the economic interests of the COMIGAR Calculation Agent and other affiliates of ours would be potentially adverse to your interests as an investor in such notes.

The COMIGAR Calculation Agent has discretion in relation to Commodity-IGAR and is under no obligation to consider your interests as holder of the notes.

       The COMIGAR Calculation Agent has responsibility for calculating and publishing Commodity-IGAR values. It is entitled to exercise discretion in relation to Commodity-IGAR, including but not limited to, the determination of the values to be used in the event of market disruptions that affect its ability to calculate and publish the strategy and the interpretation of Commodity-IGAR rules. In addition, under Commodity-IGAR rules, the COMIGAR Calculation Agent has discretion, acting in good faith and in a commercially reasonable manner, to include, exclude or substitute any constituent on a specific date of its choosing or to amend Commodity-IGAR rules so as to include a non-S&P GSCITM sub-index as a constituent sub-index. Although the COMIGAR Calculation Agent will make all determinations and take all action in relation to Commodity-IGAR acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on Commodity-IGAR Values. The COMIGAR Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

PS-6

The universe of potential constituents of Commodity-IGAR synthetic portfolio may change.

       It is expected that the universe of potential constituents for Commodity-IGAR synthetic portfolio will consist of the sub-indices that are components of the S&P GSCITM. The S&P GSCITM may add or eliminate component sub-indices from time to time. Any such additions or eliminations may affect the performance, volatility or diversity of Commodity-IGAR. Over time the S&P GSCITM has tended to add sub-index components, however, no assurance can be made that the number of components of the S&P GSCITM will not decline over time. A decline in the number of components could adversely affect performance of Commodity-IGAR because a reduced number of components would reduce the pool of potential components that pass Commodity-IGAR algorithm’s performance and consistency tests, which could cause a relatively greater proportion of Commodity-IGAR synthetic portfolio to be uninvested. The Commodity-IGAR requires inputs of twelve months of performance data in order to determine whether a sub-index has passed its performance test. As a result, a sub-index added to the S&P GSCITM will not be immediately eligible for inclusion in the Commodity-IGAR. A lag of twelve months will exist from the time a sub-index is included in the S&P GSCITM and the time that such sub-index may be included in the universe of potential constituents of Commodity-IGAR. This lag effect could temporarily prevent the inclusion into Commodity-IGAR synthetic portfolio of outperforming commodities.

Commodity-IGAR is not a fully diversified portfolio.

       Diversification is generally considered to reduce the amount of risk associated with generating returns. However, there can be no assurance that Commodity-IGAR will be sufficiently diversified at any time to reduce or minimize such risks to any extent.

The Commodity-IGAR synthetic portfolio will not replicate the components or weightings of the S&P GSCITM Commodity Index.

       The synthetic portfolio referenced from time to time by Commodity-IGAR will consist of between zero and twelve equally-weighted components. By contrast, the S&P GSCITM seeks to allocate weights based on the relative importance of component commodities within the overall economy. In addition, a portion or even all of Commodity-IGAR synthetic portfolio could be deemed uninvested in any given month. For example, five-twelfths of the current Commodity-IGAR synthetic portfolio is deemed uninvested. As a result, Commodity-IGAR will not track an econometric-weighted commodity portfolio or assume constant exposure to commodity positions.

Owning the notes is not the same as owning the constituent sub-indices or commodities contracts.

       The return on your notes will not reflect the return you would realize if you actually held commodity contracts replicating the constituent sub-indices of Commodity-IGAR. The Commodity-IGAR synthetic portfolio is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts or interests in the constituent sub-indices. Furthermore, Commodity-IGAR synthetic portfolio is subject to monthly rebalancing and the assessment of a monthly index calculation fee that will reduce its value relative to the value of the constituent sub-indices.

The Ending Underlying Value may be less than the Underlying closing value at the maturity date of the notes or at other times during the term of the notes.

       Because the Ending Underlying Value will be calculated based on the Underlying closing value on one or more Underlying Valuation Dates near the end of the term of the notes, the Underlying closing value at the maturity date or at various other times during the term of the notes, including dates near the Underlying Valuation Date(s), could be higher than the Ending Underlying Value. This difference could be particularly large if there is a significant increase in the prices of the commodity futures contracts underlying Commodity-IGAR after the final Underlying Valuation Date but prior to the maturity date, or if there is a significant decrease in the prices of the commodity futures contracts underlying Commodity-IGAR around the time of the Underlying Valuation Dates or if there is significant volatility in the Underlying Closing Value during the term of the notes (especially on dates near the Underlying Valuation Date(s)). For example, when the Underlying Valuation Date for the notes is near the end of the term of the notes, then if the Underlying values increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Underlying Value (or Strike Value, if applicable), the Ending Underlying Value may be significantly less than if it were calculated on a date earlier than the Underlying Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Underlying, in the constituent sub-indices or in the commodities directly.

PS-7

The value of the Initial Underlying Value may be determined after the issue date of the notes.

       If so specified in the relevant terms supplement, the Initial Underlying Value may be determined based on the arithmetic average of the Underlying closing values on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Underlying Value for the Underlying may not be determined, and you may therefore not know the value of such Initial Underlying Value, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Underlying Value for the Underlying. If there are any increases in the Underlying closing values on the Initial Averaging Dates that occur after the issue date and such increases result in the Initial Underlying Value being higher than the Underlying closing value on the issue date, this may establish a higher value that the Underlying must achieve for you to obtain a positive return on your investment or avoid a loss of principal at maturity (other than the Additional Amount).

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

       The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Underlying has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the constituent sub-indices and interest rates on any day will affect the value of such notes more than any other single factor. However, you should not expect the value of such notes in the secondary market to vary in proportion to changes in the level of the constituent sub-indices. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Underlying and the constituent sub-indices;

  the time to maturity of the notes;

  the market price of the physical commodities upon which the futures contracts that compose the constituent sub-indices are based;

  interest and yield rates in the market generally;

  economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the commodities underlying the constituent sub-indices or markets generally and which may affect the value of the commodity futures contracts, and thus the closing levels of the constituent sub-indices; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.
PS-8

       You cannot predict the future performance of the Underlying based on its historical performance. The value of the Underlying may decrease such that you may not receive any return of your investment at maturity, although in all cases you will still receive the Additional Amount. You will lose some or all of your investment if the Underlying Return is negative, although in all cases you will still receive the Additional Amount.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

We or our affiliates may have adverse economic interests to the holders of the notes.

       J.P. Morgan Securities Inc. and other affiliates of ours trade other financial instruments related to the potential underlying commodities on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to any of the underlying commodities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price of commodity futures contracts underlying the sub-indices that compose Commodity-IGAR and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

       Additionally, we or one of our affiliates may presently or from time to time engage in trading activities related to the potential underlying commodities. We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in price of the potential underlying commodities. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of the potential underlying commodities.

       Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of any of the potential underlying commodities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Underlying Value, the Ending Underlying Value, the Underlying Return, whether there has been a market disruption event or a discontinuance of Commodity-IGAR, and whether there has been a material change in the method of calculating the Commodity-IGAR value. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

PS-9

Market disruption events may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Underlying closing value on any Underlying Valuation Date or any Initial Averaging Date, if applicable, and calculating the amount that we are required to pay to you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole or the termination or suspension of, or material limitation or disruption in the trading of any commodity futures contract included in one of the constituent sub-indices. If the calculation agent, in its sole discretion, determines that these events prevent us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Underlying Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “Description of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

       There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 90-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-10

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in instruments whose value is derived from Commodity-IGAR or from the sub-index constituents of Commodity-IGAR, or positions in options or futures contracts underlying such sub-indices, or positions in related options or futures contracts. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially increase the level of the sub-indices potentially included in Commodity-IGAR, and therefore effectively establish a higher level that the sub-indices must achieve for you to obtain a return on your investment or to avoid a loss of principal at maturity (other than the Additional Amount). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the instruments described above. Although we have no reason to believe that any of these activities will have a material impact on the price of commodity futures contracts that determine the level of the sub-indices potentially included Commodity-IGAR, or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-11

THE JPMORGAN COMMODITY INVESTABLE GLOBAL ASSET ROTATOR EXCESS RETURN

       Commodity-IGAR, developed and maintained by J.P. Morgan Securities Ltd., is a dynamic basket comprised of constituent sub-indices representing sub-asset classes of the global commodities market. The description of the underlying Commodity-IGAR strategy and methodology included in this product supplement is based on rules formulated by J.P. Morgan Securities Ltd. (the “Rules”). The Rules are attached as Addendum A to this product supplement. Commodity-IGAR is the intellectual property of J.P. Morgan Securities Ltd., and J.P. Morgan Securities Ltd. reserves all rights with respect to its ownership of Commodity-IGAR.

       This description of the Rules is qualified by the full text of the Rules. The Rules, and not this description, will govern the calculation and constitution of Commodity-IGAR and other decisions and actions related to its maintenance. References to the Rules, Rules Annex and Rules Appendices in this section are references to the full text thereof in the form attached as an addendum to this product supplement.

       Commodity-IGAR compiles and rebalances monthly a synthetic portfolio drawn from among the constituent sub-indices of the S&P GSCITM. Commodity-IGAR is rebalanced using an investment strategy that is generally known as momentum investing. The rebalancing method therefore seeks to capitalize on positive trends in the U.S. dollar level of the constituents on the assumption that if certain constituents performed well in the past they will continue to perform well in the future. The initial Commodity-IGAR value was calculated on September 15, 2006, using the algorithm set out in Addendum A and adjusted to a reference value of 100.

       Commodity-IGAR is described as a “notional” or “synthetic” portfolio or basket because its reported value does not represent the value of any actual assets held by any person. The value of Commodity-IGAR at any point is the value of a hypothetical uncollateralized portfolio of sub-indices, less calculation fees, as of that point, and there is no actual portfolio of assets in which any person has any ownership interest.

       The allocation among the constituents within the synthetic portfolio is rebalanced monthly. The strategy synthetically invests in up to twelve sub-indices, currently from a universe of each of the 24 constituent sub-indices of the S&P GSCITM, based upon absolute historic one-year performance and consistent historical monthly appreciation. Each sub-index that meets each criterion and is included in the synthetic portfolio is weighted as one-twelfth of the synthetic portfolio for the month in which it is included. In the event that fewer than twelve sub-indices pass Commodity-IGAR’s performance and consistency algorithms, one-twelfth of the synthetic portfolio will be deemed uninvested during that month for each of the twelve potential positions in the portfolio that are unfilled by an included sub-index. The synthetic portfolio currently contains nine sub-indices and is deemed five-twelfths uninvested.

       It is expected that the universe of potential constituents will continue to be limited to the components of the S&P GSCITM, excluding components that are linked to relatively illiquid commodities and components that have not reported twelve months of historical performance data. The S&P GSCITM single commodity sub-indices are chosen as the potential Commodity-IGAR sub-indices because of their wide usage as commodity contract price benchmarks and correlation with commodity spot prices.

Calculation and Publication of Commodity-IGAR Values

       J.P. Morgan Securities Ltd. or any affiliate or subsidiary designated by it will act as calculation agent for Commodity-IGAR (the “COMIGAR Calculation Agent”). The COMIGAR Calculation Agent will calculate Commodity-IGAR value on every Dealing Day for the purposes of reporting the value, based on the U.S. dollar levels of the constituents of the synthetic portfolio as of such Dealing Day (each such Dealing Day, a “Commodity-IGAR Valuation Day”). The value of Commodity-IGAR is published by Bloomberg Financial Markets under ticker “CMDTYER” and we expect it to continue to be published through the maturity of the notes. (Rule 4.1)

PS-12

       The COMIGAR Calculation Agent may calculate Commodity-IGAR values with greater frequency than daily and share this calculation with its affiliates for internal purposes. The valuation of Commodity-IGAR for any Dealing Day will be based on the U.S. dollar levels of the constituents as of such Dealing Day. (Rule 4.1)

       The COMIGAR Calculation Agent will not be obligated to publish the value of the Commodity-IGAR on any day that is a Disrupted Day or a Limit Day (Rule 4.1). See “— Rebalancing Selection Date and Rebalancing Date” below.

       The value of Commodity-IGAR will be calculated by the COMIGAR Calculation Agent using the algorithm appended to the Rules. The value of Commodity-IGAR is calculated and reported in U.S. dollars. (Rule 4.2)

       The Bloomberg ticker symbol for Commodity-IGAR is “CMDTYER.” Commodity-IGAR Value will be reported to two (2) decimal places (although the COMIGAR Calculation Agent may maintain a record of Commodity-IGAR Value with greater precision for internal purposes) on every Commodity-IGAR Valuation Day. The COMIGAR Calculation Agent will be under no obligation to any person to provide Commodity-IGAR Values by any alternative method if publication of the CMDTYER ticker is subject to any delay in or interruptions of publication or any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, fire, flood, civil commotion, insurrection, labor difficulty including, without limitation, any strike, other work stoppage, or slow-down, severe or adverse weather conditions, power failure, communications line or other technological failure may occur or any other event beyond the control of the COMIGAR Calculation Agent. (Rules Appendix 1.0)

The Constituents of Commodity-IGAR

       The table below sets out the current universe of potential sub-index constituents of Commodity-IGAR synthetic portfolio, as well as the Bloomberg® ticker for each potential sub-index constituent. (Rule Annex 2) This current universe includes all of the 24 sub-indices currently included in the S&P GSCI™.

Reference Commodity	Bloomberg® Ticker of Related Sub-Index	Reference Commodity	Bloomberg® Ticker of Related Sub-Index
Energy:		Agriculture:
Brent Crude Oil	SPGCBRP	Soybean	SPGCSOP
Crude Oil	SPGCCLP	Wheat	SPGCWHP
Gas Oil	SPGCGOP	Coffee	SPGCKCP
Gasoline (RBOB)	SPGCHUP	Sugar	SPGCSBP
Heating Oil	SPGCHOP	Red Wheat	SPGCKWP
Natural Gas	SPGCNGP	Cotton	SPGCCTP
Industrial metals:		Cocoa	SPGCCCP
Zinc	SPGCIZP	Corn	SPGCCNP
Nickel	SPGCIKP	Livestock:
Lead	SPGCILP	Lean Hogs	SPGCLHP
Copper	SPGCICP	Live Cattle	SPGCLCP
Aluminum	SPGCIAP	Feeder Cattle	SPGCFCP
Precious metals:
Silver	SPGCSIP
Gold	SPGCGCP

        As of the most recent rebalancing of Commodity-IGAR, which took place on July 2, 2007, the synthetic portfolio for the monthly period commencing on such date contained seven constituents, which were the sub-indices referencing red wheat, lead, soybean, wheat, copper, nickel and cocoa. The balance of the synthetic portfolio (i.e., five-twelfths of the portfolio) is currently deemed uninvested. On the immediately prior rebalancing, which took place on June 1, 2007, the synthetic portfolio for the monthly period commencing on such date contained seven constituents, which were the sub-indices referencing feeder cattle, lead, soybean, wheat, corn, nickel and cocoa. As of the inception of Commodity-IGAR in September 2006, the synthetic portfolio consisted of ten constituents in total, which were the sub-indices referencing zinc, nickel, copper, silver, lead, gold, red wheat, wheat, live cattle, and feeder cattle.

PS-13

Commodity-IGAR Algorithms and Rebalancing

       Commodity-IGAR is rebalanced immediately upon the close of trading on the first Dealing Day of every month based on the performance of its constituents over the relevant observation period (Rule 6.1; Rules Appendix 1.0, 1.1). On each rebalancing selection date, which is the first Dealing Day of each month, the COMIGAR Calculation Agent determines the strongest constituents of Commodity-IGAR by:

       1. obtaining the performance of each constituent over the relevant observation period using the algorithm set out in the algorithm appended to Rules Annex 1;

       2. ranking the constituents in descending order from the constituent with the strongest performance to the constituent with the weakest performance based on their respective 12-month historical performances; and

       3. running the consistency test, using the algorithm set out in Rules Appendix 1.0, 1.2.

       A sub-index will only be eligible for inclusion in Commodity-IGAR’s synthetic portfolio through the next following rebalancing date if it passes both the performance test and the consistency test.

The Performance Test

       The performance test algorithm obtains a measure of year-over-year performance for each sub-index. The algorithm compares the dollar value of the constituent during the last Business Day of the previous month against the dollar value of the constituent during the last Business Day of the 13th calendar month preceding the rebalancing selection date. The percentage change in the constituent represents the performance. A constituent sub-index will pass the performance test if the change in dollar value is positive.

The Consistency Test

       The consistency test algorithm obtains a measure of performance consistency for each sub-index over the twelve monthly periods preceding the rebalancing selection date. The algorithm compares the dollar value of the constituent as of the last Trading Day of a given month against the corresponding dollar value as of the last Trading Day of the immediately previous month. This comparison is performed for each of the months in the twelve-month period preceding the rebalancing selection date. Each month in the twelve-month period is assigned a different weight, from 0.4 (for the monthly period occurring one year prior to the rebalancing selection date) to 2.0 (for the most recent month). In this way the most recent monthly performances are attributed relatively greater weight than earlier monthly performances. A sub-index will pass the consistency test if the sum of the weights of the months in which the sub-index attained positive performance is equal to or greater than six.

Weightings

       The up to twelve constituents with a positive performance which are ranked with the strongest positive performance and have successfully passed the consistency test are the strongest constituents and are assigned a target weight of one-twelfth (1/12) in the Underlying. The weighting of one-twelfth will apply to each of the strongest constituents even if their number is less than twelve, while the other constituents will still be assigned a weight of zero percent (0%). There will be a maximum of twelve strongest constituents. (Rule 5, Rules Annex 1, 1.1)

       In the event that the COMIGAR Calculation Agent determines that there would be more than twelve strongest constituents, because some constituents display the same performance for the relevant observation period, the COMIGAR Calculation Agent will determine the performance for each constituent with precision of up to as many decimal places as necessary until the number of strongest constituents is reduced to twelve, acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate. (Rules Annex 1.1)

PS-14

       In the event that fewer than twelve of the constituent sub-indices meet the performance and consistency tests, the synthetic portfolio will consist of the sub-indices, if any, that pass the tests, each weighted one-twelfth, with the remainder of the portfolio deemed uninvested. As a result, during monthly periods in which few or none of the sub-indices meet the performance and consistency tests, Commodity-IGAR synthetic portfolio will be largely or, if no sub-indices meet the tests, entirely, uninvested. Commodity-IGAR is intended to mimic the performance of an uncollateralized investment in reference assets. As a result, the portion of the synthetic portfolio that is deemed “uninvested” is deemed to be not held in any interest-bearing or income producing asset, but rather will neither appreciate nor decline in value (other than by daily deduction of the deemed COMIGAR Calculation Agent fee from the value of the synthetic portfolio).

The COMIGAR Calculation Agent and Deemed Calculation Agent Fee

       J.P. Morgan Securities Ltd. or any affiliate or subsidiary designated by it will act as calculation agent for Commodity-IGAR (the “COMIGAR Calculation Agent”). The COMIGAR Calculation Agent’s determinations in respect of Commodity-IGAR and interpretation of the Rules will be final. (Rule 3)

       A deemed COMIGAR Calculation Agent fee at a rate of ninety-six basis points per year (0.96%) will be deducted from the reported value of Commodity-IGAR. (Rule 3) The fee will be deducted daily, calculated on the basis of the actual number of calendar days that have elapsed since the last preceding deemed fee deduction, divided by 360. (Rules Annex 1, 1.2)

Rebalancing Selection Date and Rebalancing Date

       Commodity-IGAR is rebalanced immediately following the close of trading on each Rebalancing Date, based on application of the Commodity-IGAR algorithms on the corresponding Rebalancing Selection Date. The terms “Rebalancing Date” and “Rebalancing Selection Date” each refer to the first Dealing Day of each month. On the Rebalancing Selection Date, the strongest constituents of Commodity-IGAR are chosen applying the algorithms described above and set out in Rules Appendix 1.0 and Rules Annex 1.

       The following are descriptions of certain defined terms contained in the Rules:

       The term “Dealing Day” means each day (other than a Saturday or a Sunday) on which commercial banks in both New York and London are open generally for business (including for dealings in foreign exchange and foreign currency deposits), and is a Scheduled Trading Day for all the constituents of Commodity-IGAR.

       The term “Scheduled Trading Day” means, in respect of a constituent, a day on which the sponsor of that constituent sub-index is scheduled to publish the level of the constituent, and the principal exchange for futures and options contracts on the constituent is scheduled to be open for trading for its regular trading session and is not a Limit Day for that constituent.

       The term “Limit Day” means in respect of a constituent, any day on which there is a limitation on, or suspension of, the trading of options or futures contracts imposed by the relevant Exchange by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant Exchange and which, in the opinion of the COMIGAR Calculation Agent, is material taking into account generally prevailing Scheduled Trading Day trading volumes and other market conditions.

       The term “Exchange” means, in respect of any constituent, any Exchange on which futures or options contracts relating to that constituent are traded.

PS-15

       Disruption or Limit Events Affecting Rebalancing Selection Date

       If a scheduled Rebalancing Selection Date is a day on which the sponsor of a constituent sub-index fails to calculate and publish the U.S. dollar level of that constituent (a “Disrupted Day” with respect to that constituent) or a Limit Day with respect to any constituent, then the Rebalancing Selection Date will remain the day originally scheduled but the U.S. dollar level of the constituent for which there is a Disrupted Day or Limit Day will be that at the close of the preceding Dealing Day that is not a Disrupted Day or a Limit Day for that constituent. The COMIGAR Calculation Agent will continue selecting the new constituents on the scheduled Rebalancing Selection Date but will take into account the performance of the constituent for which there is a Disrupted Day or Limit Day on the first preceding Dealing Day that was not a Disrupted Day or Limit Day for that constituent, and otherwise acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate. (Rule 7.1)

       Disruption or Limit Events Affecting Rebalancing Date

       If any scheduled Rebalancing Date is a Disrupted Day or Limit Day in respect of any constituent, then the Rebalancing Date will remain the day originally scheduled but the rebalancing of the constituent(s) in respect of which there is a Disrupted Day or a Limit Day will occur on the first following Scheduled Trading Day that is not a Limit Day or a Disrupted Day for that constituent. In that event, the Commodity-IGAR Value on the Rebalancing Date will be calculated retroactively, on the first following Scheduled Trading Day that is not a Limit Day or Disrupted Day in respect of the affected constituent(s) based on the U.S. dollar levels of the constituents on the Rebalancing Date except for the affected constituent(s) where the U.S. dollar level(s) of the next Scheduled Trading Day that is not a Limit Day or a Disrupted Day for that constituent will be taken, unless the five Scheduled Trading Days immediately following the date originally scheduled to be the Rebalancing Selection Date are all Disrupted Days or Limit Days, in which case on the fifth Scheduled Trading Day following the date originally scheduled the COMIGAR Calculation Agent shall determine the Commodity-IGAR Value of the Rebalancing Date acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate (notwithstanding that it is a Limit Day or a Disrupted Day). (Rule 7.2)

Disruption and Limit Events Affecting Commodity-IGAR Valuation

       If any Commodity-IGAR Valuation Day is a Disrupted Day or Limit Day in respect of any constituent then the Commodity-IGAR Valuation Day will be the first following Dealing Day that is not a Disrupted Day or a Limit Day for any of the constituents unless the ten Dealing Days immediately following the day originally scheduled to be the Commodity-IGAR Valuation Day are Disrupted Days for such constituent(s), in which case on the tenth Dealing Day following the day originally scheduled to be the Commodity-IGAR Valuation Day, the COMIGAR Calculation Agent shall calculate the U.S. dollar level for such constituent(s) and the Commodity-IGAR Value acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

       The COMIGAR Calculation Agent may calculate the Commodity-IGAR Value with greater frequency than once per Dealing Day. In the event that the scheduled Commodity-IGAR Valuation Day is a Limit Day or a Disrupted Day in respect of any constituent, then the COMIGAR Calculation Agent may still calculate and publish retroactively for that Commodity-IGAR Valuation Day using the prices of (a) that scheduled Commodity-IGAR Valuation Day for constituents that did not experience a limit on that specific day and (b) the following Scheduled Trading Day for the Limit Day constituent(s) or the constituent(s) subject to a Market Disruption Event (as the case may be).

        The COMIGAR Calculation Agent will not be obliged to publish the Commodity-IGAR Value on any day which is a Disrupted Day or a Limit Day for any constituent or (for the avoidance of doubt) on any Rebalancing Date in respect of which it calculates the Commodity-IGAR Value retrospectively. (Rule 7.3)

       For purposes of this section, the term “Commodity-IGAR Valuation Date” means each Dealing Day.

PS-16

Extraordinary Events Affecting Commodity-IGAR and Constituent Sub-Indices

       Successor Index

       If any constituent is (a) not calculated and announced by the relevant constituent sub-index sponsor but is calculated and announced by a successor sponsor acceptable to the COMIGAR Calculation Agent, or (b) replaced by a successor index using, in the determination of the COMIGAR Calculation Agent, the same or substantially similar formula for and method of calculation as used in the calculation of the relevant constituent, then in each case that successor index (the “Successor Index”) will be deemed to replace the relevant constituent with effect from a date determined by the COMIGAR Calculation Agent, and the COMIGAR Calculation Agent may make an adjustment to the rules of Commodity-IGAR, as it determines in good faith is appropriate to account for such change. (Rule 8.1)

       Constituent Exclusion and Substitution

       Without prejudice to the ability of the COMIGAR Calculation Agent to amend the Rules generally as described elsewhere in this product supplement, the COMIGAR Calculation Agent may, acting in good faith and in a commercially reasonable manner exclude, or substitute for, any constituent in circumstances in which it reasonably considers it would be unreasonable not to so adjust the universe of constituents to reflect the intention of the Commodity-IGAR strategy in the altered and unanticipated circumstances which have then arisen, including (without prejudice to the generality of the foregoing) changes announced by the relevant constituent sub-index sponsor relating to the modification, exclusion, inclusion or substitution of one constituent or its futures and options contracts from the S&P GSCI™ or any perception among market participants generally that the published U.S. dollar level of the relevant constituent is generally inaccurate (and the index sponsor of such constituent fails to correct such U.S. dollar level), and if it so excludes or substitutes for any constituent, then the COMIGAR Calculation Agent may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the COMIGAR Calculation Agent. (Rule 8.2)

       Material Change to Constituent

       If, at any time, the sponsor of a constituent sub-index announces that it will make a material change in the formula for or the method of calculating that constituent or in any other way materially modifies that constituent (other than a modification prescribed in that formula or method to maintain that constituent in the event of changes in constituent stock and capitalization and other routine events) or permanently cancels the constituent and no Successor Index exists or fails to calculate and announce the U.S. dollar level of the constituent, then COMIGAR Calculation Agent will remove such constituent from the universe of constituents and may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the COMIGAR Calculation Agent. (Rule 8.3)

       Cancellation of Index License

       If, at any time, the license granted to the COMIGAR Calculation Agent by the sponsor of any constituent sub-index to use such constituent for the purposes of Commodity-IGAR terminates, or the COMIGAR Calculation Agent’s right to use the constituent for the purposes of Commodity-IGAR is otherwise impaired or ceases (for any reason), then COMIGAR Calculation Agent will remove such constituent from the universe of constituents and may make such adjustment to Commodity-IGAR rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the COMIGAR Calculation Agent. (Rule 8.4)

PS-17

Corrections

       In the event that the U.S. dollar level of any constituent used to calculate Commodity-IGAR Values on any Commodity-IGAR Valuation Day is subsequently corrected and the correction is published by the relevant sponsor of the constituent sub-index on or before the next following Commodity-IGAR Valuation Day, then the COMIGAR Calculation Agent may, if practicable and the correction is deemed material by the COMIGAR Calculation Agent, adjust or correct Commodity-IGAR Values published on any relevant Commodity-IGAR Valuation Day and publish such corrected Commodity-IGAR Values as soon as is reasonably practicable. (Rule 9)

COMIGAR Calculation Agent; Amendment of Rules; Limitation of Liability

       The Rules provide that the COMIGAR Calculation Agent must act in good faith and in a commercially reasonable manner. In the event that ambiguities arise in interpreting or applying the Rules, the COMIGAR Calculation Agent will resolve ambiguities in a reasonable manner and, if necessary, amend the Rules to reflect such resolution. (Rule 10)

       Neither the COMIGAR Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of Commodity-IGAR or in respect of the publication of the value of Commodity-IGAR (or failure to publish such value) and any use which any person may put such value. All determinations in respect of Commodity-IGAR shall be final, conclusive and binding, and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the COMIGAR Calculation Agent or any other Relevant Person in respect of Commodity-IGAR, neither the COMIGAR Calculation Agent nor any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason. (Rule 10)

Timing of Effectiveness of Miscellaneous Determinations

       Any determination required to be made or action required to be taken in respect of Commodity-IGAR on a day that is not a Commodity-IGAR Valuation Day, will be made or taken (as the case may be) on the next following Commodity-IGAR Valuation Day. (Rule 11)

Discontinuation of the Underlying; Alteration of Method of Calculation

       If the COMIGAR Calculation Agent discontinues calculation or publication of the Underlying and J.P. Morgan Securities Ltd. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying (such index being referred to in this product supplement as a “Successor Underlying”), then the Underlying closing value on any relevant Initial Averaging Date, if applicable, or Underlying Valuation Date or other relevant date on which the Underlying closing value is to be determined will be determined by reference to the value of such Successor Underlying at the time of daily final publication, or close of trading on the Relevant Exchange or market for the Successor Underlying, as applicable, on such day.

       Upon any selection by the calculation agent of a Successor Underlying, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

PS-18

       If the COMIGAR Calculation Agent discontinues publication of the Underlying prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Underlying Valuation Date other relevant date on which the Underlying closing value is to be determined and the calculation agent determines, in its sole discretion, that no Successor Underlying is available at such time, or the calculation agent has previously selected a Successor Underlying and publication of such Successor Underlying is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Underlying Valuation Date or other relevant date, then the calculation agent will determine the Underlying closing value for such date. The Underlying closing value will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying last in effect prior to such discontinuation, using the value of the commodity futures contracts underlying constituents of the Commodity-IGAR synthetic portfolio, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the value that would have prevailed but for the suspension or limitation) at the close of the principal trading session on such date on the relevant exchange of each constituent sub-index most recently constituting the Underlying or Successor Underlying as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying or Successor Underlying as applicable may adversely affect the value of the notes.

       If at any time the method of calculating the Underlying or a Successor Underlying, or the value thereof, is changed in a material respect, or if the Underlying or a Successor Underlying is in any other way modified so that the Underlying or such Successor Underlying does not, in the opinion of the calculation agent, fairly represent the value of the Underlying or such Successor Underlying had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Underlying closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at an underlying of a index comparable to the Underlying or such Successor Underlying, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Underlying closing value with reference to the Underlying or such Successor Underlying, as adjusted. Accordingly, if the method of calculating the Underlying or a Successor Underlying is modified so that the value of such Underlying or Successor Underlying is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such Underlying in order to arrive at a value of the Underlying or such Successor Underlying as if there had been no such modification.

PS-19

BACKGROUND ON THE S&P GSCITM SINGLE COMMODITY INDICES

       Payment on the notes is indirectly linked to the performance of the S&P GSCITM Index (“S&P GSCITM”) single commodity sub-indices (each a “Sub-Index” and collectively, the “Sub-Indices”). The S&P GSCITM and the Sub-Indices are published by Standard & Poor’s, a division of the McGraw-Hill Companies (“S&P”), and are determined, composed and calculated by S&P without regard to the notes. S&P acquired the rights to the S&P GSCITM from Goldman, Sachs & Co. in 2007. Goldman, Sachs & Co. established and began calculating the index in May 1991. The former name of the index was the Goldman Sachs Commodity Index.

       The Sub-Indices reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the S&P GSCITM. Since the S&P GSCITM is the parent index of the Sub-Indices, the methodology for compiling the S&P GSCITM relates as well to the methodology of compiling the Sub-Indices.

       The value of the Sub-Indices on any given day reflects:

    the price levels of the contracts included in the Sub-Index (which represents the value of the Sub-Index), and the “contract daily return,” which is the percentage change in the total dollar weight of the Sub-Index from the previous day to the current day.

       The S&P GSCITM is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

       Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCITM and the Sub-Indices. The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below. S&P makes the official calculations of the S&P GSCITM and the Sub-Indices.

The Index Committee and the Index Advisory Panel

       S&P has established an Index Committee to oversee the daily management and operations of the S&P GSCITM, and is responsible for all analytical methods and calculation of the indices. The Committee is comprised of three full-time professional members of S&P’s staff and two members of Goldman Sachs Group, Inc. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

       S&P considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

PS-20

       S&P has established an Index Advisory Panel (the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCITM. The Advisory Panel meets on an annual basis and at other times at the request of S&P. The principal purpose of the Panel is to advise S&P with respect to, among other things, the calculation of the S&P GSCITM, the effectiveness of the S&P GSCITM as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCITM. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCITM are made by S&P.

       The Advisory Panel meets on a regular basis, once during each year. Prior to the meeting, S&P determines the commodities and contracts to be included in the S&P GSCITM for the following calendar year, as well as the weighting factors for each commodity. The Advisory Panel members receive the proposed composition of the S&P GSCITM in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Panel on any other significant matters with respect to the calculation or operation of the S&P GSCITM. The Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM

       In order to be included in the S&P GSCITM, a contract must satisfy the following eligibility criteria:

    The contract must be in respect of a physical commodity and not a financial commodity.

    In addition, the contract must:

      have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

      at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

       From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCITM that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

       The commodity must be the subject of a contract that:

    is denominated in U.S. dollars; and

    is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

      makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

      makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

      accepts bids and offers from multiple participants or price providers; and

      is accessible by a sufficiently broad range of participants.
PS-21

       With respect to inclusion on each Sub-Index, a contract must be in respect to the physical commodity that is described by that specific index.

       The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM. In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

       At and after the time a contract is included in the S&P GSCITM the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

       For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

    A contract that is not included in the S&P GSCITM at the time of determination and that is based on a commodity that is not represented in the S&P GSCITM at such time must, in order to be added to the S&P GSCITM at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

    A contract that is already included in the S&P GSCITM at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCITM must, in order to continue to be included in the S&P GSCITM after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

    A contract that is not included in the S&P GSCITM at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCITM at such time must, in order to be added to the S&P GSCITM at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

    A contract that is already included in the S&P GSCITM at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCITM at such time must, in order to continue to be included in the S&P GSCITM after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.
PS-22

In addition:

    A contract that is already included in the S&P GSCITM at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCITM and each contract’s percentage of the total is then determined.

    A contract that is not included in the S&P GSCITM at the time of determination must, in order to be added to the S&P GSCITM at such time, have a reference percentage dollar weight of at least 1.0%.

    In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCITM in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCITM attributable to such commodity exceeding a particular level.

    If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCITM attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCITM the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCITM attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCITM attributable to it.

       The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”), and the London Metal Exchange (“LME”).

       The five-year moving average is updated annually for each commodity included in the S&P GSCITM, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCITM are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

       In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCITM is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCITM to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCITM will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCITM, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCITM. Commodities included in the S&P GSCITM which no longer satisfy such criteria, if any, will be deleted.

PS-23

       S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCITM are necessary or appropriate in order to assure that the S&P GSCITM represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

Contract Expirations

       Because the S&P GSCITM comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

       If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCITM

       The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time. The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities.

       The dollar weight of each such commodity on any given day is equal to:

  the daily contract reference price,

  multiplied by the appropriate CPWs, and

  during a roll period, the appropriate “roll weights” (discussed below).

       The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

PS-24

Contract Daily Return

       The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

       The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

       If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

  no daily contract reference price is available for a given contract expiration;

  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

  trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Sub-Indices

       The value of any of the Sub-Indices on any S&P GSCITM business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding S&P GSCITM business day multiplied by (2) one plus the contract daily return of the applicable Sub-Index on the S&P GSCITM business day on which the calculation is made.

Information

       All information contained herein relating to the S&P GSCITM and each of the Sub-Indices, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

       The information contained herein with respect to each of the Sub-Indices and the S&P GSCITM reflects the policies of and is subject to change by S&P.

       Current information regarding the market value of the Sub-Indices is available from S&P and from numerous public information sources. We make no representation that the publicly available information about the Sub-Indices is accurate or complete.

PS-25

License Agreement with Standard & Poor’s

       The S&P GSCITM and the Sub-Indices are licensed by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”) for use in connection with an issuance of the notes.

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representations or warranties, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to JPMorgan Chase Bank, N.A. (the “Licensee”) and its affiliates is the licensing of certain trademarks and trade names of S&P and/or of the S&P GSCITM which is determined, composed and calculated by S&P without regard to the Licensee or the notes. S&P has no obligation to take the needs of the Licensee, its affiliates or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM. S&P is not responsible for and have not participated in the determination of, the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCITM OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PS-26

GENERAL TERMS OF NOTES

Calculation Agent and COMIGAR Calculation Agent

       Your payment on the notes will effectively be determined by calculations undertaken by two entities, each of which is a subsidiary of ours. J.P. Morgan Securities Inc., which is referred to in this product supplement as the “calculation agent” will act as the calculation agent for the notes and in this capacity will make all determinations with respect to our payment obligations under the notes. J.P. Morgan Securities Ltd. serves as COMIGAR Calculation Agent, and in this capacity will make determinations with respect to the composition and level of Commodity-IGAR. For more information on the COMIGAR Calculation Agent see “The JPMorgan Commodity Investable Global Asset Rotator Excess Return — The COMIGAR Calculation Agent and Deemed Calculation Agent Fee” elsewhere in this product supplement.

       The calculation agent will determine, among other things, the Initial Underlying Value, the Strike Value, if applicable, the Underlying closing value on each Initial Averaging Date, if applicable, and each Underlying Valuation Date, the Ending Underlying Value, the Underlying Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying and whether there has been a material change in the method of calculating the Underlying. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

       All calculations with respect to the Initial Underlying Value, the Ending Underlying Value, the Underlying Return or any Underlying closing value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the COMIGAR Calculation Agent from calculating the Underlying closing value on any Initial Averaging Date, if applicable, or Underlying Valuation Date. The failure may, in turn, prevent the calculation agent from determining the amount, if any, that we will pay you at maturity. These events may include failure of the COMIGAR Calculation Agent to publish the value of the Commodity-IGAR, as well as disruptions or suspensions of trading in the markets for derivative products linked to the constituent sub-indices included in the Commodity-IGAR synthetic portfolio as of such Underlying Valuation Date, trading in the markets for commodity futures contracts underlying any constituent sub-index contained in the Commodity-IGAR synthetic portfolio, or trading in the commodity markets as a whole. We refer to each of these events individually as a “market disruption event.”

PS-27

       With respect to the Underlying, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

    the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded commodity futures contract then underlying any constituent sub-index contained in the Commodity-IGAR synthetic portfolio; or

    the settlement price of any exchange-traded commodity futures contract underlying any constituent sub-index contained in the Commodity-IGAR synthetic portfolio has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

    the failure of the sponsor of any sub-index contained in the Commodity-IGAR synthetic portfolio to calculate and publish the U.S. dollar level for such sub-index; or

    the settlement price is not published for any individual reference contract underlying any sub-index contained in the Commodity-IGAR synthetic portfolio; or

    the failure of the COMIGAR Calculation Agent to calculate and publish the value of Commodity-IGAR in each case as determined by the calculation agent in its sole discretion; and

    a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       A limitation on the hours or number of days of trading will not constitute a market disruption event if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Underlying Valuation Date. If the notes have more than one Underlying Valuation Date, then, for each Underlying Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Underlying Valuation Dates in excess of one) shall be the corresponding Underlying Valuation Dates, unless otherwise specified in the relevant terms supplement.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

PS-28

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-29

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities, commodities or foreign currencies;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities, commodities or foreign currencies who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

       The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

       We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Underlying and not as debt instruments, unless otherwise indicated.

PS-30

Tax Consequences to U.S. Holders

       You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a citizen or resident of the United States;

    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

       Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale, exchange, redemption or “deemed exchange” as described below.

       Sale, Exchange or Redemption of the Notes. Subject to the discussion below, upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

       The IRS could assert that a “deemed” taxable exchange has occurred on one or more Rebalancing Dates under certain unexpected circumstances. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognized gain (but probably not loss),which would equal the amount by which the fair market value of the note exceeds your tax basis therein. Any such deemed exchanged gain should be capital gain. You are urged to consult your tax adviser regarding the possible U.S. federal income tax consequences of rebalancings.

   Possible Alternative Tax Treatments of an Investment in the Notes

       Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

       Other alternative U.S. federal income tax characterizations or treatments of the notes might also require that you treat your receipt of the Additional Amount at maturity or some portion thereof upon any sale or “deemed” disposition as ordinary income (and calculate capital gain or loss accordingly), might require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss or, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

PS-31

Tax Consequences to Non-U.S. Holders

       You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a nonresident alien individual;

    a foreign corporation; or

    a foreign estate or trust.

       You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note (including redemption of the notes at maturity).

       If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a trade or business in the United States.

       If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and any gain realized on a sale, exchange or other disposition of notes (including redemption of the notes at maturity) is not effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

       The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

       If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

       You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PS-32

Federal Estate Tax

       Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities are urged to consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

       THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-33

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 90-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 90-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 90-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-34

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 90-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 90-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 90-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 90-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-35

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-36

Addendum A

The material in this Addendum A has been provided by J.P. Morgan Securities Ltd. We make no representations and can give no assurances regarding the results provided by the strategy.

The JPMorgan Commodity
Investable Global Asset Rotator

Synthetic Strategy Rules

September 2006

October, 2006 Edition

© All Rights Reserved

A-1

1. Introduction

This manual (hereinafter this “Description”) describes the rules (the “Rules”) of the JPMorgan Commodity Investable Global Asset Rotator, a notional basket of assets used in the calculation of the index set out in the relevant Appendix reflecting a USD denominated momentum strategy (that index, “Commodity-IGAR”). The Rules may be amended from time to time at the discretion of J.P. Morgan Securities Limited (“JPMSL”) and will be re-published no later than one calendar month following such amendment to take into account any changes made.

These Rules are published by JPMSL of 125 London Wall, London EC2Y 5AJ, UK in its capacity as Calculation Agent.

ALL PERSONS READING THIS DOCUMENT SHOULD REFER TO THE RISK FACTORS, DISCLAIMERS AND CONFLICTS SECTIONS (SET OUT IN ANNEXES 4 AND 5) AND CONSIDER THE INFORMATION CONTAINED IN THIS SECTION IN LIGHT OF SUCH RISK FACTORS, DISCLAIMERS AND CONFLICTS.

NOTHING HEREIN CONSTITUTES AN OFFER TO BUY OR SELL ANY SECURITIES, PARTICIPATE IN ANY TRANSACTION OR ADOPT ANY INVESTMENT STRATEGY OR LEGAL, TAX, REGULATORY OR ACCOUNTING ADVICE.

2. General Notes on Commodity-IGAR

Commodity-IGAR is a dynamic basket comprised of Constituents representing sub-asset classes of the global commodities market (as more fully described in paragraph 5 of this manual). Commodity-IGAR is rebalanced using an investment strategy that is generally known as momentum investing. The rebalancing method therefore seeks to capitalize on both positive and negative trends in the USD Level of the Constituents on the assumption that if certain Constituents performed well in the past they will continue to perform well in the future and if they performed badly they will continue to do so. No assurance can be given that the investment strategy used to construct Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket that might be constructed from the Constituents.

On the 1st Dealing Day of every month (the “Rebalancing Selection Date”) the Commodity-IGAR Calculation Agent will determine the Performance of each Constituent in respect of the Relevant Observation Period, and assign new weights to each Constituent on the relevant Rebalancing Date. The calculation of the weights is set out in the Appendix section of this document.

It should be noted that Commodity-IGAR is described as a notional basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Commodity-IGAR merely identifies certain assets in the market, the performance of which will be used as a reference point for the purposes of calculating the value of Commodity-IGAR.

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3. Commodity-IGAR Calculation Agent

JPMSL or any affiliate or subsidiary designated by it will act as calculation agent for Commodity-IGAR (the “COMIGAR Calculation Agent”). The COMIGAR Calculation Agent’s determinations in respect of Commodity-IGAR and interpretation of the Rules shall be final. Please refer to the statement of responsibility below for further information.

The COMIGAR Calculation Agent is entitled to a fee for its services (the “Commodity-IGAR Fee”). The Fee shall be deducted daily (in arrears) from Commodity-IGAR Values on each Commodity-IGAR Valuation Day, in accordance with the calculation formulae included in Annex 1. The Fee rate is equal to ninety-six basis points per year (0.96%).

4. Commodity-IGAR Values

4.1 Calculation Timeline

The COMIGAR Calculation Agent will calculate the Commodity-IGAR Values on every Dealing Day for the purposes of reporting such value (although the COMIGAR Calculation Agent may calculate the Commodity-IGAR Value with greater frequency and share this calculation with its affiliates for internal purposes), based on the USD Levels of the Constituents as of such Dealing Day (each such Dealing Day, a “Commodity-IGAR Valuation Day”).

Commodity-IGAR Values will be published on Bloomberg® provided that the COMIGAR Calculation Agent shall not be obliged to publish the Commodity-IGAR Value on any day which is a Disrupted Day or a Limit Day.

4.2 Calculation Method

Commodity-IGAR Values will be calculated using the algorithms set out in the Appendix section and Annex 1. Commodity-IGAR Values will be calculated and reported in USD.

5. Commodity-IGAR Weights

Commodity-IGAR uses an equally weighted construction methodology in assigning weights to the Constituents of Commodity-IGAR. This is set out in detail in the Appendix section of this document. The weight selection occurs on the Rebalancing Selection Date and is implemented at the close of the immediately following Rebalancing Date.

The weight of the Constituents of Commodity-IGAR may fluctuate during the period from (and excluding) one Rebalancing Date to (and including) the next following Rebalancing Date (an “Effective Period”) due to movements in the USD Level of each of those Constituents.

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6. Rebalancing Methodology

6.1 Rebalancing Algorithms

Commodity-IGAR is rebalanced every month (the “Relevant Month”) on the Rebalancing Date based on the Performance of its Constituents over the Relevant Observation Period. The rebalancing algorithms and methodology for Commodity-IGAR are set out in the Appendix section.

6.2 The Rebalancing Method

Subject to the occurrence or existence of Market Disruption Events, Commodity-IGAR will be rebalanced on the Dealing Day of every month specified in the relevant Appendix (each a “Rebalancing Date”). The rebalancing will be carried out using the algorithm(s) set out in the relevant Appendix hereto.

7. Market Disruption and Limit Events

7.1 Rebalancing Selection Date

If a Rebalancing Selection Date is a Disrupted Day or a Limit Day in respect of any Constituent, then the Rebalancing Selection Date shall remain the day originally scheduled but the USD Level of the Constituent(s) in respect of which there is a Disrupted Day or a Limit Day will be that at the close of the first preceding Dealing Day that is not a Disrupted Day or a Limit Day for that Constituent and the COMIGAR Calculation Agent shall continue selecting the new Constituents on the Date originally scheduled but taking into account the Performance of the Constituent in respect of which there has been a Disrupted Day or a Limit Day on that first preceding Dealing Day that was not a Disrupted Day or a Limit Day for that Constituent and otherwise acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

7.2 Rebalancing Dates

If a Rebalancing Date is a Disrupted Day or a Limit Day in respect of any Constituent, then the Rebalancing Date shall remain the day originally scheduled but the rebalancing of the Constituent(s) in respect of which there is a Disrupted Day or a Limit Day will occur on the first following Scheduled Trading Day that is not a Limit Day or a Disrupted Day for that Constituent. In that event the Commodity-IGAR Value on the Rebalancing Date will be calculated retroactively, on the first following Scheduled Trading Day that is not a Limit Day or Disrupted Day in respect of the affected Constituent(s) based on the USD Levels of the Constituents on the Rebalancing Date except for the affected Constituent(s) where the USD Level(s) of the next Scheduled Trading Day that is not a Limit Day or a Disrupted Day for that Constituent will be taken, unless the five Scheduled Trading Days immediately following the date originally scheduled to be the Rebalancing Selection Date are all Disrupted Days or Limit Days, in which case on the fifth Scheduled Trading Day following the date originally scheduled the COMIGAR Calculation Agent shall determine the Commodity-IGAR Value of the Rebalancing Date acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate (notwithstanding that it is a Limit Day or a Disrupted Day).

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7.3 Commodity-IGAR Valuation Day

If any Commodity-IGAR Valuation Day is a Disrupted Day or a Limit Day in respect of any Constituent then the Commodity-IGAR Valuation Day shall be deemed the first following Dealing Day that is not a Disrupted Day or a Limit Day for any of the Constituents, unless the ten Dealing Days immediately following the day originally scheduled to be the Commodity-IGAR Valuation Day are Disrupted Days for such Constituent(s), in which case on the tenth Dealing Day following the day originally scheduled to be the Commodity-IGAR Valuation Day the COMIGAR Calculation Agent shall calculate the USD Level for such Constituent(s) and the Commodity-IGAR Value acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

As specified in paragraph 4, the COMIGAR Calculation Agent may calculate the Commodity-IGAR Value with greater frequency than on each Dealing Day. In the event that the scheduled Commodity-IGAR Valuation Day is a Limit Day or a Disrupted Day in respect of any Constituent then the COMIGAR Calculation Agent may still calculate and publish retroactively for that Commodity-IGAR Valuation Day using the prices of (a) that scheduled Commodity-IGAR Valuation Day for Constituents that did not experience a limit on that specific day and (b) the following Scheduled Trading Day for the Limit Day Constituent(s) or the Constituent(s) subject to a Market Disruption Event (as the case may be).

The COMIGAR Calculation Agent shall not be obliged to publish the Commodity-IGAR Value on any day which is a Disrupted Day or a Limit Day for any Constituent or (for the avoidance of doubt) on any Rebalancing Date in respect of which it calculates the Commodity-IGAR Value retrospectively,

8. Extraordinary Events

8.1 Successor Index

If any Constituent is (a) not calculated and announced by the relevant Index Sponsor but is calculated and announced by a successor sponsor acceptable to the COMIGAR Calculation Agent, or (b) replaced by a successor index using, in the determination of the COMIGAR Calculation Agent, the same or substantially similar formula and method of calculation as used in the calculation of the relevant Constituent, then in each case that successor index (the “Successor Index”) will be deemed to replace the relevant Constituent with effect from a date determined by the COMIGAR Calculation Agent, and the COMIGAR Calculation Agent may make such adjustment to these Rules, as it determines in good faith is appropriate to account for such change.

8.2 Alteration of Constituents

Without prejudice to the ability of the COMIGAR Calculation Agent to amend the Rules generally as referred to in 1 above, the COMIGAR Calculation Agent may, acting in good faith and in a commercially reasonable manner exclude, or substitute for, any Constituent in circumstances in which it reasonably considers it would be unreasonable not to so adjust the universe of Constituents to reflect the intention of the Commodity-IGAR strategy in the altered and un-anticipated circumstances which have then arisen, including (without prejudice to the generality of the foregoing) changes announced by the index sponsor relating to the modification, exclusion, inclusion or substitution of one Constituent or its futures and options contracts in the Goldman Sachs Commodity Index, or any perception among market participants generally that the published USD Level of the relevant Constituent is generally inaccurate (and the index sponsor of such Constituent fails to correct such USD Level), and if it so excludes or substitutes for any Constituent, then the COMIGAR Calculation Agent may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the COMIGAR Calculation Agent.

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8.3 Material Change

If, at any time, the Index Sponsor of a Constituent announces that it will make a material change in the formula or the method of calculating that Constituent or in any other way materially modifies that Constituent (other than a modification prescribed in that formula or method to maintain that Constituent in the event of changes in Constituent stock and capitalization and other routine events) or permanently cancels the Constituent and no successor index exists or fails to calculate and announce the USD Level of the Constituent, then COMIGAR Calculation Agent will remove such Constituent from the universe of the Constituents and may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the COMIGAR Calculation Agent.

8.4 Cancellation of Index Licence

If, at any time, the licence granted to the COMIGAR Calculation Agent by the Index Sponsor of any Constituent to use such Constituent for the purposes of Commodity-IGAR terminates, or the COMIGAR Calculation Agent’s right to use the Constituent for the purposes of Commodity-IGAR is otherwise impaired or ceases (for any reason), then the COMIGAR Calculation Agent will remove such Constituent from the universe of the Constituents and may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the COMIGAR Calculation Agent.

9. Corrections

In the event that the USD Level of any Constituent used to calculate the Commodity-IGAR Value on any Commodity-IGAR Valuation Day is subsequently corrected and the correction is published by the relevant Index Sponsor before the next following Rebalancing Date, then the COMIGAR Calculation Agent may, if practicable and the correction is deemed material by the COMIGAR Calculation Agent, adjust or correct the Commodity-IGAR Value published on any relevant Commodity-IGAR Valuation Day and publish such corrected Commodity-IGAR Value as soon as it is reasonably practicable.

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10. Responsibility

The COMIGAR Calculation Agent shall act in good faith and in a commercially reasonable manner.

Whilst these Rules are intended to be comprehensive, ambiguities may arise. In such circumstances the COMIGAR Calculation Agent will resolve such ambiguities in a reasonable manner and, if necessary, amend these Rules to reflect such resolution.

Neither the COMIGAR Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of Commodity-IGAR or in respect of the publication of the Commodity-IGAR Value (or failure to publish such value) and any use to which any person may put such Commodity-IGAR Value. All determinations in respect of Commodity-IGAR shall be final, conclusive and binding and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the COMIGAR Calculation Agent or any other Relevant Person in respect of Commodity-IGAR, neither the COMIGAR Calculation Agent nor any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason.

11. Miscellaneous

Any determination required to be made or action required to be taken in respect of Commodity-IGAR on a day that is not a Commodity-IGAR Valuation Day, shall be made or taken (as the case may be) on the next following Commodity-IGAR Valuation Day.

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Appendix 1.0: Commodity-IGAR Excess Return Index Calculation Algorithms

1.1 Rebalancing Methodology

The Commodity-IGAR Excess Return Index is rebalanced every month on the Rebalancing Date based on the performance of its Constituents over the Relevant Observation Period. On a Rebalancing Selection Date, the COMIGAR Calculation Agent will determine the strongest Constituents (the “Strongest Constituents”) of the Commodity-IGAR Excess Return Index by:

1.	obtaining the Performance of each Constituent over the Relevant Observation Period using the algorithm set out in Annex 1; and

2.	ranking the Constituents in descending order from the Constituent with the strongest Performance to the Constituent with the weakest Performance.

3.	running the Consistency Test using the algorithm set out in 1.2 below.

The up to 12 Constituents with a positive Performance which are ranked with the strongest positive performance and have successfully passed the Consistency Test are the Strongest Constituents and are assigned a target weighting (a “Target Weight”) of one twelfth (1/12) (and, for the avoidance of doubt, the weighting of one twelfth shall nonetheless apply to each of the Strongest Constituents if their number is less than 12) whilst the other Constituents are assigned a Target Weight of zero percent (0%). There will be a maximum of twelve (12) Strongest Constituents.

In the event that the COMIGAR Calculation Agent determines that there would be more than twelve (12) Strongest Constituents, because some Constituents display the same Performance for the Relevant Observation Period, then the COMIGAR Calculation Agent will determine the Performance for each Constituent with precision of up to as many decimal places as necessary until the number of Strongest Constituents is reduced to twelve (12), acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

Subject to the occurrence or existence of Market Disruption Events, the Rebalancing Date of the Commodity-IGAR Excess Return Index will take place on the 1st Dealing Day of every month. The rebalancing will be carried out using the algorithm(s) set out in this Appendix.

1.2 Consistency Test

On each Rebalancing Selection Date (the “Relevant Rebalancing Selection Date”) the Consistency of the ith Constituent of the Commodity-IGAR Excess Return Index is defined by the following formula:

h=12 Consistencyi(Monthm) = ∑ Indicatori(Monthm-h+1) h=1

Where:

Indicatori (Monthm-h+1)=	{	Ch if Leveli (Monthm-h+1) > Leveli (Monthm-h) O Otherwise
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Where:

Leveli (Monthm-h+1)	is the USD Level of the ith Constituent at the close of the last Dealing Day of the hth calendar month preceding the Relevant Rebalancing Selection Date.

Leveli (Monthm-h)	is the USD Level of the ith Constituent at the close of the last Dealing Day of the (h+1)th calendar month preceding the Relevant Rebalancing Selection Date.

Ch	is defined by Ch = A x e-r* (h-1)

		C1		12
A,r	Are constants that are calibrated so that:	——	= 5 and	∑	Ch = 12,
		C12		h=1

which gives A = 1.97449 r = 0.14631 to an accuracy of 5 decimal places.

The ith Constituent will be deemed to have successfully passed the Consistency Test on the Relevant Rebalancing Selection Date if:

Consistencyi (Monthm) ≥ 6

1.3 Commodity-IGAR Excess Return Value Calculation

The Commodity-IGAR Excess Return Index was first published on 15th of September 2006 (the “First Commodity-IGAR Valuation Day”) with a starting Commodity-IGAR Excess Return Value of 100:

        CMDTYER(RD0) = 100

At the close of each Commodity-IGAR Valuation Day t (the “Relevant Commodity-IGAR Valuation Day”) the
Commodity-IGAR Value (here the “Commodity-IGAR Excess Return Value”) shall be defined by the following formula:

	NC		Leveli (t)
CMDTYER(t) = CMDTYER(RDn–1) x [1 +	∑	Wi (RDn–1) x (	——————	–1 )] x (1–Feet)
	i=1		Leveli (RDn–1)

Where:

CMDTYER(t)	is the Commodity-IGAR Excess Return Value on the Relevant Commodity-IGAR Valuation Day.

n	is the number of Rebalancing Dates from and including the First Commodity-IGAR Valuation Day to and including RDn-1.

RDn-1	is the Rebalancing Date immediately preceding the Relevant Commodity-IGAR Valuation Day

NC	is the total number of the Constituents of Commodity-IGAR.

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Leveli (t)	is the USD Level of the ith Constituent at the close of the Relevant Commodity-IGAR Valuation Day t.

Leveli (RDn-1)	is the USD Level of the ith Constituent at the close of the Rebalancing Date immediately preceding the Relevant Commodity-IGAR Valuation Day.

Wi (RDn-1)	is the Target Weight of the ith Constituent implemented at the close of the Rebalancing Date immediately preceding the Relevant Commodity-IGAR Valuation Day.

Feet	is defined in Annex 1.

CMDTYER(RDn-1)	is the Commodity-IGAR Excess Return Value on the Rebalancing Date immediately preceding the Relevant Commodity-IGAR Valuation Day.

For the avoidance of doubt on each Rebalancing Date RDn the Commodity-IGAR Excess Return Value shall be defined as follows:

	NC		Leveli (RDn)
CMDTYER(RDn) = CMDTYER(RDn–1) x [1 +	∑	Wi (RDn–1) x (	——————	–1 )] x (1–Feet)
	i=1		Leveli (RDn–1)

Where:

Leveli (RDn)	is the USD Level of the ith Constituent as of the close of RDn.

* The above calculations include the Commodity-IGAR Fee which is deducted from the Commodity-IGAR Value on each Commodity-IGAR Valuation Day at a rate of 96 basis points per annum on an actual 360 basis, and which specific calculation is expressed in Annex 1.

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1.4 Initial Constituents

        The Strongest Constituents for the Commodity-IGAR Excess Return Index determined in accordance with the operation of the algorithms set out above for the first Rebalancing Date following the first Rebalancing Selection Date on 1st September 2006 are as follows:

Strongest Constituents for the first Rebalancing Date
1	Zinc
2	Nickel
3	Copper
4	Silver
5	Lead
6	Gold
7	Red Wheat
8	Wheat
9	Live Cattle
10	Feeder Cattle

1.5 Publication of the Commodity-IGAR Excess Return Value

The Commodity-IGAR Excess Return Value will be published on the Bloomberg® ticker CMDTYER provided that the COMIGAR Calculation Agent shall not be obliged to publish the Commodity-IGAR Excess Return Value on any day which is a Disrupted Day or a Limit Day. The Commodity-IGAR Excess Return Value will be reported to two (2) decimal places (although the COMIGAR Calculation Agent may maintain a record of the Commodity-IGAR Excess Return Value with greater precision for internal purposes) on every Commodity-IGAR Valuation Day. For the avoidance of doubt, the COMIGAR Calculation Agent will be under no obligation to any person to provide the Commodity-IGAR Excess Return Value by any alternative method if CMDTYER is subject to any delay in or interruptions of publication or any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, fire, flood, civil commotion, insurrection, labour difficulty including, without limitation, any strike, other work stoppage, or slow-down, severe or adverse weather conditions, power failure, communications line or other technological failure may occur or any other event beyond the control of the COMIGAR Calculation Agent.

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1.6 Additional Risk Factor specific to the Commodity-IGAR Excess Return Index

In addition to the general risk factors set out in Annex 4, the following risk factor is relevant to the Commodity-IGAR Excess Return Index:

1.6.1 Long strategy only

The Commodity-IGAR Excess Return Index uses a “long” strategy only. As the universe of the Constituents is (subject to the right of the COMIGAR Calculation Agent to amend these Rules pursuant to the terms hereof) fixed, in the event that the USD Levels of the Constituents of the Commodity-IGAR Excess Return Index are trending downwards, Commodity-IGAR Excess Return Index will not be able to capitalize on positive trends in the price of other assets in the market.

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ANNEX 1: PERFORMANCE AND FEE CALCULATION

1.1 Performance Calculation

On each Rebalancing Selection Date (the “Relevant Rebalancing Selection Date”) the Performance over a period of 12 months of the ith Constituent shall be calculated over the Relevant Observation Period and defined by the following formula:

Performancei(Monthm) =	(	Leveli (Monthm)	– 1) %

Leveli (Monthm-12)

Where:

Leveli(monthm)	is the USD Level of the ith Constituent at the close of the last Dealing Day of the month immediately preceding the Relevant Rebalancing Selection Date.

Leveli(Monthm-12)	is the USD Level of the ith Constituent at the close of the last Dealing Day of the 13th calendar month preceding the Relevant Rebalancing Selection Date.

1.2 Fee Calculation

On each Commodity-IGAR Valuation Day, the fee due to the COMIGAR Calculation Agent (the “Commodity-IGAR Fee”) is defined as:

Feet = 1 - (1-	0.96 100)	CalendarDays 360

Where:

CalendarDays	is the number of calendar days from and including the Rebalancing Date immediately preceding the Relevant Commodity-IGAR Valuation Day to but excluding the Relevant Commodity-IGAR Valuation Day.

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ANNEX 2: THE CONSTITUENTS OF THE COMMODITY-IGAR

Table 1 below sets out the Constituents of Commodity-IGAR. Table 1 also shows the Bloomberg® ticker for each Constituent (where applicable) for ease of identification.

Asset	Bloomberg® ticker	Asset	Bloomberg® ticker

Energy:		Agriculture:
Brent Crude Oil	GSCCBRER	Soybean	GSCCSOER
Crude Oil	GSCCCLER	Wheat	GSCCWHER
Gas Oil	GSCCGOER	Coffee	GSCCKCER
Gasoline (RBOB)	GSCCHUER	Sugar	GSCCSBER
Heating Oil	GSCCHOER	Red Wheat	GSCCKWER
Natural Gas	GSCCNGER	Cotton	GSCCCTER
		Cocoa	GSCCCCER
Industrial metals:		Corn	GSCCCNER
Zinc	GSCCIZER
Nickel	GSCCIKER	Livestock:
Lead	GSCCILER	Lean Hogs	GSCCLHER
Copper	GSCCICER	Live Cattle	GSCCLCER
Aluminium	GSCCIAER	Feeder Cattle	GSCCFCER

Precious metals:
Silver	GSCCSIER
Gold	GSCCGCER

Table 1

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Annex 3: Definitions

Terms not otherwise defined in this Description shall have the following meanings:

“Constituent”	means a constituent of Commodity-IGAR as described in Table 1 of these Rules;

“Commodity-IGAR”	means the relevant Commodity-IGAR, as set-out in the Appendix section of this document;

“Commodity-IGAR Value”	means the Commodity-IGAR Value in respect of the index(ices) as set out in the Appendix section;

“Dealing Day”	means each day (other than a Saturday or a Sunday) on which commercial banks in both New York and London are open generally for business (including for dealings in foreign exchange and foreign currency deposits), and is a Scheduled Trading Day for all the Constituents of Commodity-IGAR;

“Disrupted Day”	means a day on which a Market Disruption Event occurs or exists;

“Exchange”	means, in respect of any Constituent, any Exchange on which futures or options contracts relating to that Constituent are traded;

“Index Sponsor”	means the corporation or other entity that (a) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the relevant Constituent and (b) announces (directly or through an agent) the USD Level of such Constituent on a regular basis;

“Initial Observation Period”	means the period from (and including) 31st August 2005 to (and including) 31st August 2006;

“Limit Day”	means in respect of a Constituent, any day on which there is a limitation on, or suspension of, the trading of options or futures contracts imposed by the relevant Exchange by reason of movements exceeding “limit up” or “limit down” levels permitted by the Exchange and which, in the opinion of the COMIGAR Calculation Agent, is material taking into account generally prevailing Scheduled Trading Day trading volumes and other market conditions;

“Market Disruption Event”	means in respect of a Constituent and a Rebalancing Selection Date, a Rebalancing Date or a Commodity-IGAR Valuation Day the failure by the relevant Index Sponsor to calculate and publish the USD Level for such Constituent;

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“Rebalancing Date”	means (subject to the occurrence of a Market Disruption Event) the Dealing Day of every month specified in the relevant Appendix. Rebalancing will take effect immediately following the close of such Rebalancing Date.

“Rebalancing Selection Date”	means the first Dealing Day of each month (subject to the occurrence of a Market Disruption Event;

“Relevant Observation Period”	means, in respect of the Rebalancing Date falling on a calendar month (the “Relevant Month”), the period defined by the preceding twelve (12) calendar months, from (and including) the last Dealing Day for all the Constituents immediately preceding the end of the thirteenth calendar month preceding the Relevant Month to (and including) the last Dealing Day for all the Constituents immediately preceding the end of the calendar month immediately preceding the Relevant Month;

“Scheduled Trading Day”	in respect of a Constituent a day on which the Index Sponsor is scheduled to publish the USD Level of the Constituent and the principal exchange for futures and options contracts on the Constituent is scheduled to be open for trading for its regular trading session and is not a Limit Day for that Constituent;

“Strongest Constituents”	up to 12 Constituents which pass the Consistency Test and have the strongest positive Performance, which are subsequently allocated a weight of one twelfth (1/12) on a Rebalancing Selection Date;

“USD”	means the lawful currency of the United States of America;

“USD Level”	means in respect of a Constituent, the closing level of the Constituent as calculated and published by the relevant Index Sponsor or, (ii) in the event of circumstances set out in Section 7.2 and 7.3, as reasonably calculated and published by the COMIGAR Calculation Agent (iii) in the event of circumstances set out in Section 8.1, as calculated and published by the sponsor of the relevant Successor Index.

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ANNEX 4.0: RISK FACTORS

The following list of risk factors does not purport to be a complete enumeration or explanation of all the risks associated with Commodity-IGAR and should be read in conjunction with the relevant Appendix.

4.1 Lack of Operating History

Commodity-IGAR is only recently established and therefore has no history to evaluate its likely performance. Any back-testing or similar analysis performed by any person in respect of Commodity-IGAR must be considered illustrative only and may be based on estimates or assumptions not used by the COMIGAR Calculation Agent when determining the Commodity-IGAR Values pursuant to these Rules.

Past performance should not be considered indicative of future performance.

4.2 Synthetic Exposure to Commodities

The returns of the indices forming the Constituents ( the “Indices”, and each an “Index”) are calculated on a fully-collateralised basis with full reinvestment. Each Index reflects a long position in the relevant commodity future. Unlike a passive equity portfolio, a passive futures portfolio requires regular transactions, for the simple reason that futures expire. Thus, the futures investment represented by Commodity-IGAR is thus comparable to a bond portfolio of a specific duration. In the case of the Indices forming the Constituents, the maturity of choice is the nearby futures contract (i.e., the contract nearest to expiration). Futures contracts near to expiration are rolled forward (i.e., exchanged for futures contracts with the next applicable expiration date) at the beginning of their expiration months.

Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these commodities are rolled forward every month. Other commodities, most notably agricultural and livestock products, only have a few contract months each year that trade with sufficient liquidity. Thus, these commodities, with futures that expire less frequently, roll forward less frequently than every month. The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities. In respect of those Indices which represent energy, it should be noted that due to the significant level of its continuous consumption, limited reserves, and oil cartel controls is subject to rapid price increases in the event of perceived or actual shortages

4.3 Momentum Investment Strategy

Commodity-IGAR is constructed using what is generally known as a momentum investment strategy. Momentum investing generally seeks to capitalize on positive trends in the price of assets. It should be noted that even when the USD Levels of the Constituents are trending downwards, Commodity-IGAR will, subject to any amendments to these Rules made by the COMIGAR Calculation Agent pursuant to the terms hereof, continue to be comprised of the Constituents set out in Table 1 of Section 5 of this Description.

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No assurance can be given that the investment strategy used to construct Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket that might be constructed from the Constituents.

Furthermore, it should be noted that the results that may be obtained from investing in any security or investment or otherwise participating in any transaction linked to Commodity-IGAR might well be significantly different from the results that could theoretically be obtained from a direct investment in the Constituents or any related derivatives. Such differences may arise for a number of reasons including, but not limited to, the fees (if any) deducted from the Commodity-IGAR Values. As mentioned above, the COMIGAR Calculation Agent is entitled to the Fee and this will reduce the Commodity-IGAR Values.

4.4 Diversification

Diversification is generally considered to reduce the amount of risk associated with generating returns, however can be no assurance that Commodity-IGAR will be sufficiently diversified at any time to reduce or minimize such risks to any extent.

4.5 COMIGAR Calculation Agent Discretion

The COMIGAR Calculation Agent is entitled to exercise certain discretions in relation to Commodity-IGAR, including but not limited to, the determination of the values to be used in the event of Market Disruption Events and the interpretation of these Rules. Although the COMIGAR Calculation Agent will make all determinations and take all action in relation to Commodity-IGAR acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Commodity-IGAR Values.

4.6 Potential Conflicts of Interest

Potential conflicts of interest may exist in the structure and operation of Commodity-IGAR and the conduct of normal business activities by the COMIGAR Calculation Agent and any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”). Please refer to the disclaimer in Annex 5 for more information.

The foregoing list of risk factors is not intended to be exhaustive. Anyone reading this Description should seek such advice as they consider necessary from their professional advisors, legal, tax or otherwise, without reliance on any Relevant Person to satisfy themselves that they fully understand these Rules and the risks associated with Commodity-IGAR.

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ANNEX 5: NOTICES, DISCLAIMERS AND CONFLICTS

5.1 Notices, Disclaimers and Conflicts

These Rules have been prepared solely for informational purposes and nothing herein constitutes an offer to buy or sell any securities, participate in any transaction or adopt any investment strategy or as legal, tax regulatory or accounting advice. The Rules are of the date specified above and may change at any time without prior notice.

Neither the COMIGAR Calculation Agent nor any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) make any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of this Description or Commodity-IGAR. Each Relevant Person hereby expressly disclaims all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this Description and no Relevant Person shall have any liability (direct or indirect, special, punitive consequential or otherwise) to any person even if notified of the possibility of any such damages.

During the course of their normal business, the COMIGAR Calculation Agent or any other Relevant Person may enter into or promote, offer or sell transactions or investments (structured or otherwise) linked to Commodity-IGAR and/or any of the Constituents. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to Commodity-IGAR or any of the Constituents, or may invest or engage in transactions with other persons, or on behalf of such persons relating to any of these items. Such activity may or may not have an impact on the Commodity-IGAR Values but all persons reading this Description should be aware that a conflict of interest could arise where anyone is acting in more than one capacity. Neither the COMIGAR Calculation Agent nor any other Relevant Person has any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favourable to any person.

It should be noted that the Rules have been developed with the possibility of COMIGAR Calculation Agent or any of the Relevant Persons entering into or promoting, offering or selling transactions or investments (structured or otherwise) linked to Commodity-IGAR, and hedging the obligations that might arise under any such transactions or investments. Accordingly it should be assumed that these Rules have and will be analyzed from this point of view.

As mentioned above, it should be noted that Commodity-IGAR is described as a notional basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Commodity-IGAR merely identifies certain assets in the market, the performance of which will be used as a reference point for the purposes of calculating the Commodity-IGAR Values.

Also as mentioned above, it should be noted that the COMIGAR Calculation Agent will receive a fee of ninety-six basis points (0.96%) per annum for its services (the “Commodity-IGAR Fee”). The Commodity-IGAR Fee will be deducted on each the Commodity-IGAR Valuation Day from the Commodity-IGAR Values on an actual 360 basis.

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There is no obligation upon the COMIGAR Calculation Agent to publish the Commodity-IGAR Values by any alternative method if the relevant Bloomberg ticker (as identified in the relevant Appendix) is subject to any delay in or interruptions of publication or any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, fire, flood, civil commotion, insurrection, labour difficulty including, without limitation, any strike, other work stoppage, or slow-down, severe or adverse weather conditions, power failure, communications line or other technological failure may occur or any other event beyond the control of the COMIGAR Calculation Agent.

No one may reproduce or disseminate the information contained in this Description or the Commodity-IGAR Values without the prior written consent of the COMIGAR Calculation Agent. This Description is not intended for distribution to, or use by any person in, a jurisdiction where such distribution is prohibited by law or regulation.

These Rules shall be governed by and construed in accordance with the laws of England.

Copyright JPMorgan Chase & Co. 2005. All rights reserved. JPMorgan is the marketing name for J.P. Morgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities Inc. is a member of NYSE and SIPC. JPMorgan Chase Bank is a member of FDIC. J.P. Morgan Futures Inc. is a member of the NFA. J.P. Morgan Securities Ltd. and J.P. Morgan plc are authorised by the FSA and members of the LSE. J.P. Morgan Europe Limited is authorised by the FSA. J.P. Morgan Equities Limited is a member of the Johannesburg Securities Exchange and is regulated by the FSB. J.P. Morgan Securities (Asia Pacific) Limited and Jardine Fleming Securities Limited are registered as investment advisers with the Securities & Futures Commission in Hong Kong and their CE numbers are AAJ321 and AAB026 respectively. Jardine Fleming Singapore Securities Pte Ltd is a member of Singapore Exchange Securities Trading Limited and is regulated by the Monetary Authority of Singapore (“MAS”). J.P. Morgan Securities Asia Private Limited is regulated by the MAS and the Financial Supervisory Agency in Japan. J.P.Morgan Australia Limited (ABN 52 002 888 011) is a licensed securities dealer. In the UK and other EEA countries, this commentary is not available for distribution to persons regarded as private customers (or equivalent) in their home jurisdiction.

5.2 Goldman Sachs Disclaimer

Commodity-IGAR (the “Product”) is not sponsored, endorsed, sold or promoted by Goldman, Sachs & Co. (“Goldman”). Goldman makes no representation or warranty, express or implied, to the owners of the Product) or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the Goldman Sachs Commodity Index (“GSCI® Index”) to track general commodity market performance. Goldman’s only relationship to JPMorgan (the “Licensee”) is the licensing of the GSCI® Index, which is determined, composed and calculated by Goldman without regard to the Licensee or the Product. Goldman has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the GSCI® Index. Goldman is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be converted into cash. Goldman has no obligation or liability in connection with the administration, marketing or trading of the Product.

GOLDMAN DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. GOLDMAN MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, COUNTERPARTY OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GOLDMAN MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GOLDMAN HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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